UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 01, 2007

Immunomedics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-12104	61-1009366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (973) 605-8200

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective August 1, 2007, Dr. Edward T. Wolynic was appointed as a director of Immunomedics, Inc.'s (the "Company") Board of Directors (the "Board") to fill an existing vacancy. Dr. Wolynic shall serve until the 2007 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Dr. Wolynic has not been appointed to serve on any committee of the Board at this time. In connection with his appointment to the Board, Dr. Wolynic was granted options to purchase 10,000 shares of the Company's common stock in accordance with the Company's 2006 Stock Incentive Plan, as amended, at an exercise price of $2.78 (the closing price of the Company's common stock as listed on the NASDAQ Global Market on August 1, 2007).

Currently retired, Dr. Wolynic has served as Chief Technology Officer and Vice President of the Strategic Technologies Group at Engelhard Corporation ("Engelhard"), a leading surface and materials science company, from 2000 through 2006. As Chief Technology Officer and Group Vice President, Dr. Wolynic provided leadership for Engelhard's research and development and its new business development efforts. Prior to joining Engelhard, Dr. Wolynic held various positions with International Specialty Products, UOP, Union Carbide and Merck. Dr. Wolynic is currently a member of the Board of Directors of the Garden State Center for Cancer Foundation. Dr. Wolynic holds a BS in Chemical Engineering from Polytechnic Institute of Brooklyn, a MS in Chemical Engineering and a PhD in Chemical Engineering from Princeton University.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.     Description

     99.1            Press Release of Immunomedics, Inc. dated August 6, 2007.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunomedics, Inc. (Registrant)
August 06, 2007 (Date)	/s/ CYNTHIA L. SULLIVAN Cynthia L. Sullivan President and Chief Executive Officer

Exhibit Index
99.1	Press release dated August 06, 2007